UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

American Greetings Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following letter was sent by American Greetings Corporation to shareholders on July 25, 2013:

*** URGENT ATTENTION REQUESTED ***

Dear Fellow Shareholder:

You have previously received proxy material in connection with the special meeting of shareholders of American Greetings Corporation (the “Company”) to be held on August 7, 2013 at 10:00 a.m., Cleveland time, at the Company’s world headquarters located at One American Road, Cleveland, Ohio 44144.

As described in the proxy statement, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Century Merger Company (“Century”), pursuant to which Century and its affiliates will acquire all of the Company’s outstanding common shares for $19.00 per share.

We urge you to read the proxy statement carefully, which provides detailed information about the terms of the proposed transaction and the reasons why the Board believes the transaction is fair to, and in the best interests of, the Company and its shareholders. We also urge you to read the filings that the Company has made with the Securities and Exchange Commission subsequent to the date of the proxy statement, including the additional soliciting materials filed on July 18, 2013 and July 19, 2013. Information on how to access these materials is included at the end of this letter under “Additional Information and Where to Find It.”

The merger cannot be completed unless holders of our issued and outstanding Class A common shares and Class B common shares, voting together as a single class, representing at least two-thirds of the outstanding voting power of the Company, vote in favor of the adoption of the merger agreement. Pursuant to our articles of incorporation, the Class A common shares are entitled to one vote per share and the Class B common shares are entitled to ten votes per share.

In addition, the merger agreement makes it a condition to the parties’ obligations to consummate the merger that at least a majority of our issued and outstanding Class A common shares and Class B common shares, excluding all Class A common shares and Class B common shares beneficially owned by the Family Shareholders (as defined in the Merger Agreement), the Irving I. Stone Foundation or any director or executive officer of the Company or any of its subsidiaries, voting together as a single class, vote in favor of the adoption of the merger agreement. For purposes of this majority of the minority shareholder approval condition only, Class B common shares will be entitled to one vote per share.

According to our latest records, your voting instructions for this meeting have not been received. Regardless of the number of shares you own, it is important they be represented at the meeting. If you do not vote, the effect will be a vote against the merger transaction. If we do not receive the approval of at least two-thirds of the shares entitled to vote, and the majority of the minority shareholder approval, the currently proposed merger transaction will not be completed, and our shareholders will not receive the $19.00 per share consideration payable under the merger agreement. We urge you to return your proxy card in the enclosed Business Return Envelope, or to vote by following the instructions for phone or internet voting that appear on the enclosed proxy card.

Thank you for your support. Your prompt voting may save the Company the necessity and expense of further solicitations.

Sincerely,

Christopher W. Haffke

Vice President, General Counsel and Secretary

Additional Information and Where to Find It

In connection with the Merger, the Company filed with the SEC and furnished to the Company’s shareholders the proxy statement and other relevant documents. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the investors section of the Company’s website at http://investors.americangreetings.com or by directing a request to the Company’s Corporate Secretary at our World Headquarters address at One American Road, Cleveland, Ohio 44144-2398, or via email to investor.relations@amgreetings.com.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the Merger is set forth in the proxy statement and the other relevant documents filed with the SEC. You can find information about certain of the Company’s executive officers and its directors in its Annual Report on Form 10-K for the fiscal year ended February 28, 2013.